Exhibit 99.1

FTI Consulting, Inc.

500 East Pratt Street

Suite 1400

Baltimore, Maryland 21202

(410) 951-4800

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FINANCIAL DYNAMICS:
Jack Dunn, President & CEO	Investors: Gordon McCoun
(410) 951-4800	Media: Evan Goetz, Melissa Merrill
(212) 850-5600

For Immediate Release

FTI CONSULTING, INC. REPORTS FIRST QUARTER RESULTS

• Q1 Revenues of $227.7 Million, up 34%

• Diluted EPS of $0.36

BALTIMORE, MD, May 1, 2007 — FTI Consulting (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today reported its financial results for the first quarter ended March 31, 2007.

First Quarter Results

Revenues for the 2007 first quarter increased 34.4 percent to $227.7 million from $169.3 million in the prior year period. Earnings from operations before interest, taxes, depreciation and amortization (EBITDA) increased 32.3 percent to $44.4 million from $33.6 million in the prior year period. Earnings per diluted share increased to $0.36, from $0.31 per diluted share in the prior year period.

Commenting on the quarter, Jack Dunn, FTI’s president and chief executive officer, said, “As anticipated, thanks to the continuing trust of our clients and the dedication of our professionals, the first quarter was an excellent start to our year, continuing our momentum from 2006. All of our business segments contributed to a solid overall performance, reflecting the power of our brand, the reach of our intellectual capital and our position in the market. The markets for our services continue to grow both domestically and internationally, and our expanded geographical footprint has positioned us nicely to participate in that growth.

“Increasingly, we are at the forefront of our clients’ minds as they face new challenges. Recent successful experience in addressing such issues as options backdating, subprime lending, hedge fund/private equity matters and the antitrust aspects of M&A confirm our position as a thought leader and trusted advisor to the world’s largest companies, financial institutions and law firms.

“We are off to a very strong start in 2007 and remain focused on leveraging the opportunities afforded to us by our leadership in the marketplace and the differentiating factor we bring to bear in addressing our clients’ issues through our multi-discipline and multi-national solutions. We believe the breadth and depth of our success indicates that our message is being received by corporate management teams and boards of directors in the U.S. and, increasingly, around the world, and that our fully integrated approach bodes well for our continued success and organic growth in 2007 and beyond.”

MORE

As anticipated and consistent with past experience, the first quarter saw our most intensive use of cash, primarily in connection with compensation, as cash flow used in operations in the first quarter of 2007 was $26.9 million, compared with a cash use of $37.8 million in the prior year’s period. At March 31, 2007, cash and cash equivalents were $38.2 million, accounts receivable days-sales-outstanding were approximately the same as December 31, 2006, and total long-term debt was $565.0 million.

As of March 31, 2007, total headcount was 2,157, of which 1,628 represented revenue-generating headcount. As a result of the contributions of the technology segment and FD, the Company believes utilization of revenue-generating personnel and average rate per hour metrics are much less meaningful for the Company taken as a whole, but are presented in the accompanying tables for those business segments for which the metrics continue to be relevant.

First Quarter Business Segment Results

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment rose 8.6 percent to $54.4 million from $50.1 million in the prior year period. Segment EBITDA rose 8.5 percent to $14.1 million, or 25.9 percent of revenues, compared to $13.0 million, or 26.0 percent of revenues, in the prior year period. While no major case or genre of cases particularly impacted the quarter, the general environment for the segment’s suite of services, including its Asian and Latin American operations, remained strong, with a continued focus on corporate governance, independent investigations, intellectual property litigation and post-acquisition disputes. During the quarter, based on its breadth of offerings, FLC has also launched a new initiative to help boards address Enterprise Risk Management from a diagnostic or prophylactic standpoint. The opportunity to help clients develop programs to identify, assess and mitigate risks in advance of their materializing is both a tremendous service to these clients and another step in FTI moving from an incident driven to a more proactive, annuity based model.

Technology

Revenues within Technology increased 22.6 percent to $33.1 million from $27.0 million in the prior year period. Segment EBITDA was $10.6 million, or 32.1 percent of revenues, compared to $11.0 million, or 40.6 percent of revenues, in the prior year period. Drivers of the segment’s results included the impact of the expansion of eDiscovery services into the Antitrust/Second Request arena, as well as demand for consulting resources in response to the new federal rules on electronic discovery and the implementation of Ringtail’s global translator module as a key product differentiator. These factors were somewhat offset by the slower than expected ramp-up of a major document hosting assignment, investment in the U.K. technology build-out to support the segment’s future growth, and a disproportionate level of software license expenses in the first quarter. These factors caused segment profit to be slightly below target margin for the quarter.

Corporate Finance/Restructuring

Corporate Finance/Restructuring revenues were $62.1 million, an increase of 14.8 percent compared with revenues of $54.1 million in the prior year period. Segment EBITDA rose 4.7 percent to $14.9 million, or 24.0 percent of revenues, compared to $14.3 million, or 26.4 percent of revenues, in the year ago period. The segment’s performance in the quarter was led by good demand in the subprime lending, home building, healthcare and automotive sectors. Results for this segment also reflect contribution from a major matter for a global automotive supplier, which is expected to end early in the 2007 second quarter. FTI believes its U.K. and European presence in core restructuring will be significantly enhanced going forward with the addition in April of three leading practitioners in London from a “big four” firm.

Economic Consulting

Strong performance continued in the Economic Consulting segment. Revenues increased 5.0 percent to $40.0 million from $38.1 million in the prior year period. Segment EBITDA increased 27.6 percent to $11.1 million, or 27.8 percent of revenues, from $8.7 million, or 22.9 percent of revenues, in the prior year period. Continued strength of M&A antitrust-related work, a significant upswing in energy-related oil and natural gas litigation resulting from the pricing volatility seen in recent years, and the addition of two new prominent economists were drivers of the segment’s performance. Going forward, the Company believes there may be larger number of mergers in the hospital area and increased activity involving the private equity sector as those firms increasingly look to merge targets with existing portfolio companies. The Company also believes that M&A activity may again, as last year, accelerate towards the fourth quarter with the additional impetus of acquirers seeking to have their transactions reviewed by the current administration.

Strategic and Financial Communications

The Company’s new Strategic and Financial Communications segment had an excellent first quarter, generating revenues of $38.2 million. Segment EBITDA was $10.0 million, or 26.2 percent of revenues. Results were led by the U.K., French and U.S. practices. Retained client wins as well as project assignments from retained clients were strong, and the pipeline for European capital markets work remained healthy. The integration of FD into the FTI network continued on schedule, with a number of collaborative wins during the period.

Reaffirming 2007 Guidance

Based on current conditions in the markets in which it operates, the Company is re-affirming its financial guidance for the 2007 full-year period:

	Revenues (in millions)	EBITDA (in millions)	EBITDA Margin
Forensic and Litigation Consulting	$234-$239	$67-$70	28.6%-29.3%
Technology	$147-$152	$53-$56	36.1%-36.8%
Corporate Finance/Restructuring	$224-$229	$56-$58	25.0%-25.3%
Economic Consulting	$151-$156	$45-$47	29.8%-30.1%
Strategic and Financial Communications	$148-$153	$40-$42	27.0%-27.5%

Corporate Expenses		$(57-$59)

Totals	$904-$929	$204-$214	22.6%-23.0%

EPS		$1.74-$1.84

First Quarter Conference Call

FTI will hold a conference call for analysts and investors to discuss first quarter financial results at 9:00 a.m. Eastern time on Tuesday, May 1, 2007. The call can be accessed live and will be available for replay over the Internet for 90 days by logging onto the Company’s website, www.fticonsulting.com.

About FTI Consulting

FTI Consulting is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 2000 professionals located in most major business centers in the world, we work closely with clients every day to anticipate, illuminate, and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring. More information can be found at www.fticonsulting.com.

Note: Although EBITDA, Adjusted EBITDA and Adjusted Net Income are not measures of financial condition or performance determined in accordance with GAAP, FTI believes that they are useful operating performance measures for evaluating its results of operations from period to period and as compared to its competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in FTI’s industry. FTI uses EBITDA and Adjusted EBITDA to evaluate and compare the operating performance of its segments and it is one of the primary measures used to determine employee bonuses. FTI also uses EBITDA to value businesses it acquires or anticipates acquiring. A reconciliation of EBITDA, Adjusted EBITDA and Adjusted Net Income to Net Income is included in the accompanying tables to this press release. EBITDA, Adjusted EBITDA and Adjusted Net Income are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. In addition, because the calculation of EBITDA and Adjusted EBITDA in the maintenance covenants contained in FTI’s credit facilities is based on accounting policies in use, consistently applied from the time the indebtedness was incurred, EBITDA and Adjusted EBITDA as supplemental financial measures are also indicative of the company’s capacity to service debt and thereby provides additional useful information to investors regarding the company’s financial condition and results of operations. EBITDA and Adjusted EBITDA for purposes of those covenants are not calculated in the same manner as they are calculated in the accompanying table.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 that involve uncertainties and risks including statements related our future financial results. There can be no assurance that actual results will not differ from the company’s expectations. The Company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this will occur from time to time in the future. As a result of these possible fluctuations, the Company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include the pace and timing of the consummation and integration of past and future acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006

(in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
	(unaudited)
Revenues	$227,725	$169,264

Operating expenses
Direct cost of revenues	126,181	95,259
Selling, general and administrative expense	60,358	43,226
Amortization of other intangible assets	2,737	2,954

	189,276	141,439

Operating income	38,449	27,825
Other income (expense)
Interest income	496	921
Interest expense and other	(10,964)	(5,883)
Litigation settlement gains (losses), net	(741)	(264)

Income before income tax provision	27,240	22,599
Income tax provision	11,978	10,312

Net income	$15,262	$12,287

Earnings per common share - basic	$0.37	$0.31

Weighted average common shares outstanding - basic	41,498	39,326

Earnings per common share - diluted	$0.36	$0.31

Weighted average common shares outstanding - diluted	42,518	40,243

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Revenues	EBITDA (1)	Margin	Utilization (2)	Average Rate (2)	Revenue- Generating Headcount

	(in thousands)
Three Months Ended March 31, 2007
Forensic and Litigation Consulting	$54,363	$14,105	25.9%	77%	$338	402
Corporate Finance/Restructuring	62,102	14,928	24.0%	86%	$414	325
Economic Consulting	39,997	11,108	27.8%	85%	$398	209
Technology	33,050	10,607	32.1%	N/M	N/M	273
Strategic and Financial Communications	38,213	9,971	26.1%	N/M	N/M	419

	$227,725	60,719	26.7%	N/M	N/M	1,628

Corporate expenses		(16,316)

EBITDA (1)		$44,403	19.5%

Three Months Ended March 31, 2006
Forensic and Litigation Consulting	$50,113	$13,013	26.0%	84%	$291	336
Corporate Finance/Restructuring	54,090	14,260	26.4%	81%	$394	333
Economic Consulting	38,076	8,705	22.9%	85%	$373	219
Technology	26,985	10,954	40.6%	N/M	N/M	198
Strategic and Financial Communications	—	—	—	—	—	—

	$169,264	46,932	27.7%	N/M	N/M	1,086

Corporate expenses		(13,368)

EBITDA (1)		$33,564	19.8%

(1)

We use earnings before interest, taxes, depreciation and amortization (“EBITDA”) in evaluating the company’s financial performance. EBITDA is not a measurement under accounting principles generally accepted in the United States (“GAAP”). We define EBITDA as operating income before depreciation and amortization, amortization of intangible assets and litigation settlements. This measure may not be similar to non-GAAP measures of other companies. We believe that the use of such measure, as a supplement to operating income, net income and other GAAP measures, is a useful indicator of a company’s financial performance and its ability to generate cash flow from operations that are available to fund capital expenditures and service debt. Further, this measure excludes certain items to provide better comparability from period to period. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within our industry. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income. See also our reconciliation of Non-GAAP financial measures.

(2)

The majority of the Technology and Strategic and Financial Communications segments’ revenues are not generated on an hourly basis. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful. Utilization where presented is based on a 2,032 hour year.

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Net income	$15,262	$12,287

Earnings per common share-diluted	$0.36	$0.31

Add back: FASB 123 (revised) option-based compensation	$4,075	$3,076
Tax effect	1,232	600

Adjusted net income before FAS 123 (revised) option-based compensation	$18,105	$14,763

Adjusted earnings per common share-diluted before FAS 123 (revised) option-based compensation (1)	$0.43	$0.37

Add back: Amortization of intangible assets	$2,737	$2,954
Tax effect	1,204	1,348

Adjusted net income before amortization of intangible assets (1)	$19,638	$16,369

Adjusted earnings per common share-diluted before amortization of intangible assets (1)	$0.46	$0.41

RECONCILIATION OF OPERATING INCOME AND NET INCOME TO ADJUSTED EARNINGS BEFORE

INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

		Three Months Ended March 31,
		2007	2006
Net income		$15,262	$12,287
Add:	Litigation settlements	741	264
	Interest expense, net	10,468	4,962
	Income tax provision	11,978	10,312

Operating income		38,449	27,825
Add:	Litigation settlements	(741)	(264)
	Depreciation and amortization	3,958	3,049
	Amortization of other intangible assets	2,737	2,954

EBITDA (1)		$44,403	$33,564
	FAS 123 (revised) option-based compensation	4,075	3,076

ADJUSTED EBITDA before FAS 123 (revised) option-based compensation (1)		$48,478	$36,640

ADJUSTED EBITDA before FAS 123 (revised) option-based compensation (1) as a % of revenues		21.3%	21.6%

(1)	We use earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA and adjusted net income in evaluating the company’s financial performance. EBITDA, adjusted EBITDA and adjusted net income are not measurements under accounting principles generally accepted in the United States (“GAAP”). We define EBITDA as operating income before depreciation and amortization, amortization of intangible assets and litigation settlements. We define Adjusted EBITDA as EBITDA before special charges and loss from subleased facilities. These measures may not be similar to non-GAAP measures of other companies. We believe that the use of such measures, as supplements to operating income, net income and other GAAP measures, are useful indicators of a company’s financial performance and its ability to generate cash flow from operations that are available to fund capital expenditures and service debt. Further, these measures exclude certain items to provide better comparability from period to period. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within our industry. These non-GAAP measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS MARCH 31, 2007 AND 2006

(in thousands)

	Three Months Ended March 31,
	2007	2006
Operating activities
Net income	$15,262	$12,287
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and other amortization	3,958	3,049
Amortization of other intangible assets	2,737	2,954
Provision for (recoveries of) doubtful accounts	2,199	2,816
Non-cash stock-based compensation expense	5,389	3,713
Non-cash interest and other	234	457
Changes in operating assets and liabilities
Accounts receivable, billed and unbilled	(27,586)	(35,476)
Notes receivable	(24,476)	(10,515)
Prepaid expenses and other assets	842	(319)
Accounts payable, accrued expenses and other	17,526	3,121
Income taxes payable	1,667	3,039
Accrued compensation	(25,324)	(24,291)
Billings in excess of services provided	654	1,368

Net cash used in operating activities	(26,918)	(37,797)

Investing activities
Payments for acquisition of businesses, including contingent payments and acquisition costs	(19,003)	(51,475)
Purchases of property and equipment	(13,789)	(3,237)
Change in other assets	240	339

Net cash used in investing activities	(32,552)	(54,373)

Financing activities
Borrowings under revolving line of credit	15,000	—
Payments of revolving line of credit	(15,000)	—
Purchase and retirement of common stock	—	(15,333)
Issuance of common stock under equity compensation plans	4,882	1,577
Income tax benefit from stock option exercises	679	132
Payments of debt financing fees, capital lease obligations and other	(11)	51

Net cash provided by (used in) financing activities	5,550	(13,573)

Effect of exchange rate changes on cash	180	—

Net decrease in cash and cash equivalents	(53,740)	(105,743)
Cash and cash equivalents, beginning of period	91,923	153,383

Cash and cash equivalents, end of period	$38,183	$47,640

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2007 AND DECEMBER 31, 2006

(in thousands, except per share amounts)

	March 31, 2007	December 31, 2006

Assets
Current assets
Cash and cash equivalents	$38,183	$91,923
Accounts receivable
Billed	148,871	135,220
Unbilled	71,758	56,228
Allowance for doubtful accounts and unbilled services	(24,869)	(20,351)

	195,760	171,097
Notes receivable	10,571	7,277
Prepaid expense and other current assets	24,183	24,652

Total current assets	268,697	294,949

Property and equipment, net	61,076	51,326
Goodwill	900,291	885,711
Other intangible assets, net	76,268	77,711
Notes receivable, net of current portion	56,298	35,303
Other assets	46,274	46,156

Total assets	$1,408,904	$1,391,156

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$65,727	$77,914
Accrued compensation	49,567	76,765
Current portion of long-term debt	15,013	6,917
Billings in excess of services provided	17,657	16,863

Total current liabilities	147,964	178,459

Long-term debt, net of current portion	563,815	563,441
Deferred income taxes and other liabilities	96,148	84,156

Stockholders’ equity
Preferred stock, $0.01 par value; 5,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value; 75,000 shares authorized; 42,629 shares issued and outstanding in 2007 and 41,890 shares issued and outstanding in 2006	426	419
Additional paid-in capital	314,766	294,350
Retained earnings	284,199	268,937
Accumulated other comprehensive income	1,586	1,394

Total stockholders’ equity	600,977	565,100

Total liabilities and stockholders’ equity	$1,408,904	$1,391,156